Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-187577) pertaining to the Walmart 401(k) Plan of our report dated July 25, 2013, with respect to the financial statements and schedule of the Walmart 401(k) Plan included in this Annual Report (Form 11-K) for the year ended January 31, 2013.

July 25, 2013
Rogers, Arkansas